Exhibit 10.2

EMPLOYEE MATTERS AGREEMENT

BY AND BETWEEN

DEMAND MEDIA, INC.

AND

RIGHTSIDE GROUP, LTD.

DATED AS OF AUGUST 1, 2014

EMPLOYEE MATTERS AGREEMENT

This Employee Matters Agreement (the “Agreement”) is entered into as of August 1, 2014, by and between Demand Media, Inc., a Delaware corporation (“Demand Media”), and Rightside Group, Ltd., a Delaware corporation (“Rightside”), each a “Party” and together, the “Parties.”

RECITALS:

WHEREAS, Rightside is and prior to the Distribution will be a wholly owned subsidiary of Demand Media;

WHEREAS, the Board of Directors of Demand Media has determined that it is in the best interests of Demand Media and its stockholders to separate the business of Rightside and the Rightside Subsidiaries, all as more fully described in the Registration Statement, from Demand Media’s other businesses on the terms and conditions set forth herein;

WHEREAS, to effect this separation, the Parties are entering into that certain Separation and Distribution Agreement dated as of the date hereof (as amended or otherwise modified from time to time, the “Separation Agreement”); and

WHEREAS, in connection with their entry into the Separation Agreement, Demand Media and Rightside are entering into this Agreement for the purpose of allocating between and among them certain assets, Liabilities and responsibilities with respect to certain (i) employees, (ii) compensation and benefit plans, programs and arrangements and (iii) other employee-related matters.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises and covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I
DEFINITIONS AND INTERPRETATION

Section 1.1            Definitions. The following capitalized terms shall have the meanings set forth below when used in this Agreement:

“Accrued PTO” means, with respect to a Demand Media Employee or a Rightside Employee, such individual’s accrued vacation and sick time, if any.

“Adjusted Exercise Price” shall have the meaning provided in Section 3.1(a)(i)(B).

“Adjusted Demand Media Option Component” shall have the meaning provided in Section 3.1(a)(i)(B).

“Adjusted Rightside Option Component” shall have the meaning provided in Section 3.1(a)(i)(B).

“Adjusted Share Number” shall have the meaning provided in Section 3.1(a)(i)(B).

“Affiliate” shall mean, when used with respect to any specified Person, a Person that directly or indirectly controls, is controlled by, or is under common control with such specified Person.  As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract or otherwise.  Unless explicitly provided herein to the contrary, for purposes of this Agreement, Demand Media shall be deemed not to be an Affiliate of Rightside or any of its Subsidiaries, and Rightside shall be deemed not to be an Affiliate of Demand Media or any of its Subsidiaries (other than Rightside and the Rightside Subsidiaries).

“Agreement” shall have the meaning provided in the preamble to this Agreement.

“Agreement Disputes” shall have the meaning provided in Section 11.18.

“Ancillary Agreements” shall mean all of the written agreements, instruments, understandings, assignments or other arrangements (other than this Agreement and the Separation Agreement) entered into by the Parties or any other Rightside Entity in connection with the transactions contemplated by the Separation Agreement, including the Transition Services Agreement, the Tax Matters Agreement, and the Intellectual Property Assignment and License Agreement.

“Auditing Party” shall have the meaning provided in Section 10.9.

“Benefit Plan” shall mean any compensation and/or benefit plan, program, arrangement, agreement or other commitment that is sponsored, maintained, entered into or contributed to by an entity or with respect to which such entity otherwise has any liability or obligation, whether fixed or contingent, including each such (i) employment, consulting, noncompetition, nondisclosure, nonsolicitation, severance, termination, pension, retirement, supplemental retirement, excess benefit, profit sharing, bonus, incentive, sales incentive, commission, management objective program, deferred compensation, retention, transaction, change in control and similar plan, program, arrangement, agreement or other commitment, (ii) stock option, restricted stock, stock unit, performance stock, stock appreciation, stock purchase, deferred stock or other compensatory equity or equity-based plan, program, arrangement, agreement or other commitment, (iii) savings, life, health, disability, accident, medical, dental, vision, cafeteria, insurance, flex spending, adoption/dependent/employee assistance, tuition, vacation, relocation, paid-time-off, paid-to-play, other fringe benefit and other employee compensation plan, program, arrangement, agreement or other commitment, including in each case, each “employee benefit plan” as defined in Section 3(3) of ERISA and any trust, escrow, funding, insurance or other agreement related to any of the foregoing.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which commercial banking institutions located in the City of New York are authorized or obligated by Law or executive order to close.

“COBRA” shall mean the continuation coverage requirements for “group health plans” under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Code Section 4980B and Sections 601 through 608 of ERISA, together with all regulations promulgated thereunder.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Demand Media” shall have the meaning provided in the preamble to this Agreement.

“Demand Media 401(k) Plan” shall mean the Demand Media, Inc. 401(k) Plan.

“Demand Media Allocation Factor” shall mean the quotient obtained by dividing (i) the Demand Media Post-Separation Stock Value, by (ii) the sum of (A) the Demand Media Post-Separation Stock Value, plus (B) the product of (x) the Rightside Stock Value times (y) the Distribution Ratio.

“Demand Media Benefit Plan” shall mean each Benefit Plan sponsored, maintained entered into or contributed to by any Demand Media Entity or with respect to which any Demand Media Entity otherwise has any liability or obligation, whether fixed or contingent, in any case, under which more than one service provider is eligible to receive compensation and/or benefits.

“Demand Media Cash Incentive Plans” shall have the meaning provided in Section 7.1.

“Demand Media Cafeteria Plan” shall mean the “cafeteria plan” (within the meaning of Section 125 of the Code) maintained by Demand Media.

“Demand Media Common Stock” shall mean the issued and outstanding shares of common stock, par value $0.0001 per share, of Demand Media.

“Demand Media Employee” shall mean each employee, consultant, director and other service provider who provides services primarily for the benefit of any Demand Media Entity, is set forth on Exhibit A hereto and who, following the Effective Time, remains employed by or in service with any Demand Media Entity, including any such active employees and any such employees on approved leaves of absence.  Notwithstanding the foregoing or anything to the contrary contained herein, each of James Quandt and Shawn Colo shall be a Demand Media Employee for all purposes.

“Demand Media Employee Rightside RSU Award” shall have the meaning provided in Section 3.4(a).

“Demand Media Entities” means Demand Media and each Demand Media Subsidiary (each, a “Demand Media Entity”).

“Demand Media Equity Plans” shall mean the Demand Media, Inc. 2010 Incentive Award Plan, the Amended and Restated Demand Media, Inc. 2006 Equity Incentive Plan, as amended effective June 1, 2009 and the Demand Media, Inc. 2010 Employee Stock Purchase Plan, and any other stock option or equity incentive compensation plan or arrangement maintained by any Demand Media Entity on or prior to the Distribution Date for the benefit of employees, consultants, directors and/or other service providers of any Demand Media Entity.

“Demand Media Health and Welfare Plans” shall mean, collectively, the plans listed on Exhibit B hereto.

“Demand Media Individual Agreement” shall mean each Benefit Plan sponsored, maintained entered into or contributed to by any Demand Media Entity or with respect to which any Demand Media Entity otherwise has any liability or obligation, whether fixed or contingent, in any case, under which no more than one service provider is eligible to receive compensation and/or benefits.

“Demand Media Option” shall mean an option to purchase shares of Demand Media Common Stock granted pursuant to any Demand Media Equity Plan.

“Demand Media Option Component” shall have the meaning provided in Section 3.1(a)(i)(A).

“Demand Media Participant” shall mean any individual who, (i) prior to the Distribution Date, is eligible to participate in one or more Demand Media Benefit Plans and has not become a Rightside Participant, and (ii) following the Distribution Date, is (A) a Demand Media Employee who is eligible to participate in one or more Demand Media Benefit Plans, (B) a Former Demand Media Employee who remains entitled to payments, benefits and/or participation under any Demand Media Benefit Plan, (C) a Former Rightside Employee who terminated employment or other service on or prior to the Distribution Date, to the extent such individual remains entitled to payments, benefits and/or participation under any Demand Media Benefit Plan, or (D) a beneficiary, dependent or alternate payee of any of the foregoing.  For the avoidance of doubt, “Demand Media Participant” shall not include any individual who becomes a Rightside Participant (or any beneficiary, dependent or alternate payee thereof) once such individual becomes a Rightside Participant.

“Demand Media Post-Separation Stock Value” shall mean the product obtained by multiplying (i) the volume weighted average per-share price of Demand Media Common Stock over a five (5)-trading day period (and, for the avoidance of doubt, such volume weighted average per share price shall be determined after giving effect to the Reverse Stock Split), based on (a) trading in the “when issued market” over the three (3)-trading-day period ending on the Distribution Date, and (b) regular trading on the primary exchange on which such stock is traded over the two (2)-trading day period ending on the second (2nd) trading day following the Distribution Date, times (ii) the Reverse Stock Split Ratio.

“Demand Media Pre-Separation Stock Value” shall mean the volume weighted average per-share price of Demand Media Common Stock trading the “regular way with due bills” over the five (5) trading-day period ending on the trading day immediately prior to the Distribution Date.

“Demand Media Ratio” shall mean the quotient obtained by dividing the Demand Media Pre-Separation Stock Value by the Demand Media Post-Separation Stock Value.

“Demand Media RSU” shall mean a restricted stock unit awarded under any Demand Media Equity Plan.

“Demand Media RSU Award” shall mean an award of Demand Media RSUs.

“Demand Media Stock Value” means the closing per-share price of Demand Media Common Stock trading the “regular way with due bills” on the trading day immediately prior to the Distribution Date.

“Demand Media Subsidiaries” shall mean (i) each of the Persons listed on Annex 1.1(a)(i) of the Separation Agreement, (ii) except as otherwise set forth on Annex 1.1(a)(i) of the Separation Agreement, any other Person (other than any Rightside Subsidiary) that is owned, directly or indirectly (in whole or in part), by any of the Persons listed on Annex 1.1(a)(i) of the Separation Agreement prior to the Distribution and (iii) any other entity which becomes a Subsidiary of Demand Media after the Distribution.

“Distribution” shall have the meaning provided in the Separation Agreement.

“Distribution Date” shall mean such date as may be determined by the Board of Directors of Demand Media or a committee of such Board of Directors, as the date as of which the Distribution shall be effected.

“Distribution Ratio” shall mean the quotient obtained by dividing (i) one by (ii) five.

“DOL” shall mean the U.S. Department of Labor.

“Effective Time” shall mean 4:00 p.m., New York City time, on the Distribution Date.

“EMRP” shall have the meaning provided in Section 5.5(b).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Former Demand Media Employee” shall mean (i) any Demand Media Employee and any other employee, consultant, director or other service provider who (A) terminates or has terminated his or her employment or other service relationship with any Demand Media Entity at any time, including any such individual who terminated employment or service prior to the Distribution Date, and (B) the Parties determine to be a Former Demand Media Employee in accordance with the formula set forth on Exhibit C hereto (which the Parties agree sets forth a presumptive designation of whether an individual constitutes a Former Rightside Employee or a Former Demand Media Employee) and (ii) the individuals set forth on Exhibit C hereto as “certain Former Demand Media Employees”.  For the avoidance of doubt, (x) any transfer of employment or other service relationship between the Demand Media Entities and/or the Rightside Entities for purposes of effectuating the Distribution shall not constitute a termination of employment or other service relationship for purposes of this definition and (y) the individuals set forth on Exhibit C hereto “certain Former Demand Media Employees” shall not be deemed to be Former Rightside Employees.  To the extent such designation is not readily made, the Parties agree to negotiate in good faith to agree upon a designation as a Former Demand Media Employee or a Former Rightside Employee.

“Former Rightside Employee” shall mean (i) any Rightside Employee who terminates or has terminated his or her employment or other service relationship with any Rightside Entity at any time, including any such individual who terminated employment or service prior to the Distribution Date, (ii) any other employee, consultant, director or other service provider who terminates or has terminated his or her employment or other service relationship with any Demand Media Entity or Rightside Entity and whom the Parties determine to be a Former Rightside Employee in accordance with the formula set forth on Exhibit C hereto (which the Parties agree sets forth a presumptive designation of whether an individual constitutes a Former Rightside Employee or a Former Demand Media Employee) and (iii) the individuals set forth on Exhibit C hereto as “certain Former Rightside Employees”. For the avoidance of doubt, (x) any transfer of employment or other service relationship between Demand Media Entities and/or Rightside Entities for purposes of effectuating the Distribution shall not constitute a termination of employment or other service relationship for purposes of this definition and (y) the individuals set forth on Exhibit C hereto as “certain Former Rightside Employees” shall not be deemed to be Former Demand Media Employees.  To the extent such designation is not readily made, the Parties agree to negotiate in good faith to agree upon a designation as a Former Demand Media Employee or a Former Rightside Employee.

“Governmental Authority” shall mean any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official, securities exchange (including the NYSE or Nasdaq) or other regulatory, administrative or governmental authority.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

“Hiring Party” shall have such meaning as provided in Section 10.1.

“IRS” shall mean the Internal Revenue Service.

“Law” shall mean all laws, statutes and ordinances and all regulations, rules and other pronouncements of Governmental Authorities having the effect of law of the United States of America, any foreign country, or any domestic or foreign state, province, commonwealth, city, country, municipality, territory, protectorate, possession or similar instrumentality, or any Governmental Authority thereof.

“Liabilities” shall have such meaning as provided in the Separation Agreement.

“Nasdaq” shall mean the Nasdaq Global Select Market.

“NYSE” shall mean the New York Stock Exchange.

“Option Value” shall mean, with respect to Demand Media Options to be adjusted pursuant to either Section 3.1(a)(i)(B)(1) or Section 3(a)(ii)(B)(1), the fair value of such Demand Media Option, established by an independent third-party using a “Hull-White” valuation model.

“Participating Company” shall mean, with respect to a Demand Media Benefit Plan, any Demand Media Entity and, prior to the Distribution, each Rightside Entity, in each case, that is a participating employer in such Demand Media Benefit Plan.

“Parties” shall have the meaning provided in the preamble to this Agreement.

“Person” shall mean any natural person, corporation, business trust, limited liability company, joint venture, association, company, partnership or government, or any agency or political subdivision thereof.

“Registration Statement” shall mean the registration statement on Form 10 filed by Rightside with the SEC to effect the registration of the Rightside Shares pursuant to the Exchange Act.

“Reverse Stock Split” shall mean the reverse stock split of all outstanding and treasury shares of Demand Media Common Stock, at the Reverse Stock Split Ratio, to be implemented immediately following the Distribution.

“Reverse Stock Split Ratio” shall mean the quotient obtained by dividing (i) one by (ii) five.

“Rightside” shall have the meaning provided in the preamble to this Agreement.

“Rightside 401(k) Plan” shall have the meaning provided in Section 4.1(a).

“Rightside Allocation Factor” shall mean the quotient obtained by dividing (i) the product of (A) the Rightside Stock Value times (B) the Distribution Ratio, by (ii) the sum of (A) the Demand Media Post-Separation Stock Value, plus (B) the product of (x) the Rightside Stock Value times (y) the Distribution Ratio.

“Rightside Australian Health and Welfare Plans” shall have the meaning provided in Section 6.1(a).

“Rightside Benefit Plan” shall mean each Benefit Plan (i) that is not a Demand Media Benefit Plan, (ii) which is sponsored, maintained, entered into or contributed to by any Rightside Entity or with respect to which any Rightside Entity otherwise has any Liability, whether fixed or contingent, and (iii) under which more than one service provider is eligible to receive compensation and/or benefits, including the Rightside 401(k) Plan, the Rightside Equity Plan, the Rightside Cafeteria Plan, the Rightside ESPP and the Rightside Health and Welfare Plans.

“Rightside Cafeteria Plan” shall mean a “cafeteria plan” (within the meaning of Section 125 of the Code) maintained by any Rightside Entity.

“Rightside Canadian Health and Welfare Plans” shall have the meaning provided in Section 6.1(b).

“Rightside Common Stock” shall mean the issued and outstanding shares of common stock, par value $0.0001 per share, of Rightside (each such share is individually referred to as a “Rightside Share”).

“Rightside Employee” shall mean each employee, consultant, director and other service provider who provides services primarily for the benefit of any Rightside Entity, is set forth on

Exhibit D hereto and who, following the Effective Time, remains employed by or in service with any Rightside Entity, including any such active employees and any such employees on approved leaves of absence.  Notwithstanding the foregoing or anything to the contrary contained herein, neither James Quandt nor Shawn Colo shall be a Rightside Employee.

“Rightside Entities” means Rightside and each Rightside Subsidiary (each, a “Rightside Entity”).

“Rightside Equity Plan” shall have the meaning provided in Section 3.7.

“Rightside ESPP” shall have the meaning provided in Section 3.7.

“Rightside Health and Welfare Plans” shall have the meaning provided in Section 5.1.

“Rightside Individual Agreement” shall mean each Benefit Plan sponsored, maintained entered into or contributed to by any Rightside Entity or with respect to which any Rightside Entity otherwise has any liability or obligation, whether fixed or contingent, in any case, under which no more than one service provider is eligible to receive compensation and/or benefits. Without limiting the generality of the foregoing, each of the agreements set forth on Exhibit E hereto shall constitute a Rightside Individual Agreement and all obligations and all company, employer and similar liabilities thereunder shall be solely obligations and liabilities of the Rightside Group.

“Rightside Irish Health and Welfare Plans” shall have the meaning provided in Section 6.1(c).

“Rightside Option” shall mean an option to purchase shares of Rightside Common Stock issued pursuant to the Rightside Equity Plan as part of an equitable adjustment to a Demand Media Option made in connection with the Distribution.

“Rightside Option Component” shall have the meaning provided in Section 3.1(a)(i)(A).

“Rightside Participant” shall mean any individual who is or becomes (i) a Rightside Employee who is eligible to participate in one or more Rightside Benefit Plans, (ii) a Former Rightside Employee who remains entitled to payments, benefits and/or participation under any Rightside Benefit Plan, or (iii) a beneficiary, dependent or alternate payee of any of the foregoing, in each case, beginning on the first date that such individual qualifies as a Rightside Participant in accordance with any of the foregoing.

“Rightside Ratio” shall mean the quotient obtained by dividing the Demand Media Pre-Separation Stock Value by the Rightside Stock Value.

“Rightside RSU” shall mean a restricted stock unit awarded under the Rightside Equity Plan as part of an equitable adjustment to a Demand Media RSU made in connection with the Distribution.

“Rightside RSU Award” shall mean an award of Rightside RSUs.

“Rightside Stock Value” shall mean the volume weighted average per-share price of Rightside Common Stock over a five (5)-trading day period, based on (i) trading in the “when issued market” over the three (3)-trading-day period ending on the Distribution Date, and (ii) regular trading on the primary exchange on which such stock is traded over the two (2)-trading day period ending on the second (2nd) trading day following the Distribution Date.

“Rightside Subsidiaries” shall mean (i) each of the Persons listed on Annex 1.1(b)(i) of the Separation Agreement, (ii) except as otherwise set forth on Annex 1.1(b)(i) of the Separation Agreement, any other Person that was owned, directly or indirectly (in whole or in part) by any of the Persons listed on Annex 1.1(b)(i) of the Separation Agreement prior to the Distribution and (iii) any other entity which becomes a Subsidiary of Rightside after the Effective Time.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Separation Agreement” shall have the meaning provided in the recitals to this Agreement.

“Subsidiary” shall mean with respect to any specified Person, any corporation or other legal entity of which such Person or any of its Subsidiaries controls or owns, directly or indirectly, more than 50% of the stock or other equity interests entitled to vote on the election of members to the board of directors or similar governing body or, in the case of a Person with no governing body, more than 50% of the equity or voting interests.

“Workers’ Comp Liabilities” shall have the meaning provided in Section 5.6.

Section 1.2            References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires, the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, references in this Agreement to Articles, Sections and Exhibits shall be deemed references to Articles and Sections of, and Exhibits to, this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement.

ARTICLE II
GENERAL PRINCIPLES

Section 2.1            Post-Distribution Employment. Immediately after the Effective Time, by virtue of this Agreement and without further action by any Person, (a) each Demand Media Employee shall continue to be employed or engaged at Demand Media or such other Demand Media Entity as employs or engages such Demand Media Employee as of immediately prior to the Effective Time, and (b) each Rightside Employee shall continue to be employed or engaged at Rightside or such other Rightside Entity as employs or engages such Rightside Employee as of immediately prior to the Effective Time. The Parties shall cooperate to effectuate any transfers of employment contemplated by this Agreement, including transfers necessary to ensure that all Demand Media Employees are employed or engaged at a Demand Media Entity and all Rightside Employees are

employed or engaged at a Rightside Entity, in each case, as of immediately prior to the Effective Time.

Section 2.2            No Termination/Severance; No Change in Control. No Demand Media Employee or Rightside Employee shall (a) terminate employment or service or be deemed to terminate employment or service solely by virtue of the consummation of the Distribution, any transfer of employment or other service relationship contemplated hereby, or any related transactions or events contemplated by the Separation Agreement, this Agreement or any Ancillary Agreement, or (b) become entitled to any severance, termination, separation or similar rights, payments or benefits, whether under any Benefit Plan or otherwise, in connection with any of the foregoing. Neither the Distribution nor any other transaction(s) contemplated by the Separation Agreement, this Agreement or any Ancillary Agreement shall constitute or be deemed to constitute a “change in/of control,” a “liquidity or liquidation event” or any similar corporate transaction impacting the vesting or payment of any amounts or benefits for purposes of any Demand Media Benefit Plan or Rightside Benefit Plan.

Section 2.3            Termination of Rightside Participation in Demand Media Benefit Plans; Assignment of Demand Media Individual Agreements with Rightside Participants.

(a)           Except as otherwise expressly provided for in this Agreement (including with respect to participation in any Demand Media Equity Plan) or as otherwise expressly agreed to in writing between the Parties, effective as of the Effective Time, (i) Rightside and each other Rightside Entity shall cease to be a Participating Company in each Demand Media Benefit Plan (to the extent any such Rightside Entity was such a Participating Company as of immediately prior to the Distribution), and (ii) each Rightside Participant shall cease to participate in, be covered by, accrue benefits under or be eligible to contribute to any Demand Media Benefit Plan (to the extent any such Rightside Participant so participated in any Demand Media Benefit Plan as of immediately prior to the Distribution), and, in each case, Demand Media and Rightside shall take all necessary action prior to the Effective Time to effectuate each such cessation.

(b)           Effective as of the Effective Time, each Demand Media Individual Agreement set forth on Exhibit F hereto is hereby transferred and assigned, without further action by any Person, to Rightside (or to such other Rightside Entity as Rightside may designate) and each such transferred agreement shall, from and after the Effective Time, constitute a Rightside Individual Agreement.

(c)           From and after the Distribution Date, (A) Demand Media and/or the other Demand Media Entities shall be solely liable for, and no Rightside Entity shall have any obligation or Liability under, any Demand Media Benefit Plan or Demand Media Individual Agreement, and (B) Rightside and/or other Rightside Entities shall be solely liable for, and no Demand Media Entity shall have any obligation or Liability under, any Rightside Benefit Plan or any Rightside Individual Agreement (including any agreement that becomes a Rightside Individual Agreement pursuant to this Section 2.3).

Section 2.4            Employment Law Liabilities.

(a)           Separate Employers. Subject to the provisions of ERISA and the Code, on and after the Distribution Date, each Demand Media Entity shall be a separate and independent employer from each Rightside Entity.

(b)           Employment Litigation. Except as otherwise expressly provided in this Agreement, (i) Rightside and/or the other Rightside Entities shall be solely liable for, and no Demand Media Entity shall have any obligation or Liability with respect to, any employment-related claims and Liabilities regarding Rightside Employees, prospective Rightside Employees and/or Former Rightside Employees relating to, arising out of, or resulting from the prospective employment or service, actual employment or service and/or termination of employment or service, in any case, of such individual(s) with any Rightside Entity, whether the basis for such claims arose before, on, or after the Distribution Date, and (ii) Demand Media and/or the other Demand Media Entities shall be solely liable for, and no Rightside Entity shall have any obligation or Liability with respect to, any employment-related claims and Liabilities regarding Demand Media Employees, prospective Demand Media Employees and/or Former Demand Media Employees relating to, arising out of, or resulting from the prospective employment or service, actual employment or service and/or termination of employment or service, in any case, of such individual(s) with any Demand Media Entity, whether the basis for such claims arose before, on, or after the Distribution Date.

(c)           Prior Notice of Claims Settlement. Each Party hereto shall, when applicable, notify in writing and consult with the other Party prior to making any settlement of an employee claim or an employment-related claim, for the purpose of attempting to avoid any prejudice to such other Party arising from the settlement. For the avoidance of doubt, nothing herein shall prevent any Party from settling any employment-related claim or shall confer upon any Party any rights of consent or other rights (other than to notice of proposed settlement and consultation) with respect to any employee claim against another Party.

Section 2.5            Service Recognition.

(a)           Pre-Distribution Service Credit. With respect to Rightside Participants, each Rightside Benefit Plan shall provide that all service, all compensation and all other benefit-affecting determinations (including with respect to vesting) that, as of immediately prior to the Effective Time, were recognized under a corresponding Demand Media Benefit Plan (or would have been recognized under a corresponding Demand Media Benefit Plan in which such Rightside Participant was eligible to participate immediately prior to the Effective Time, had such Rightside Participant actually participated in such corresponding Demand Media Benefit Plan) shall, as of immediately after the Effective Time or any subsequent effective date for such Rightside Benefit Plan, receive full recognition, credit and validity and be taken into account under such Rightside Benefit Plan to the same extent as credit was (or would have been) recognized under such Rightside Benefit Plan, except (i) to the extent that duplication of benefits would result or (ii) for benefit accrual under any defined benefit pension plan.

(b)           Post-Distribution Service Credit. Except to the extent imposed by applicable Law, and except as required by Article III, (i) no Demand Media Entity shall be obligated to recognize any service of a Rightside Employee after the Distribution Date for any purpose under any

Demand Media Benefit Plan, and (ii) no Rightside Entity shall be obligated to recognize any service of a Demand Media Employee after the Distribution Date for any purpose under any Rightside Benefit Plan; provided, however, that nothing herein shall prohibit any Demand Media Entity or any Rightside Entity from recognizing such service.

Section 2.6            Reimbursement.

(a)           Reimbursement of Demand Media. From time to time after the Distribution, Rightside shall promptly reimburse Demand Media, upon Demand Media’s reasonable request and the presentation by Demand Media of such substantiating documentation as Rightside shall reasonably require, for the cost of any obligations or Liabilities satisfied or assumed by a Demand Media Entity that are the responsibility of a Rightside Entity pursuant to this Agreement. Except as otherwise provided in this Agreement, any such request for reimbursement must be made by Demand Media not later than ninety (90) days following the date on which such obligations or Liabilities are satisfied or assumed, as applicable, by a Demand Media Entity.

(b)           Reimbursement of Rightside. From time to time after the Distribution, Demand Media shall promptly reimburse Rightside, upon Rightside’s reasonable request and the presentation by Rightside of such substantiating documentation as Demand Media shall reasonably require, for the cost of any obligations or Liabilities satisfied or assumed by a Rightside Entity that are the responsibility of a Demand Media Entity pursuant to this Agreement. Except as otherwise provided in this Agreement, any such request for reimbursement must be made by Rightside not later than ninety (90) days following the date on which such obligations or Liabilities are satisfied or assumed, as applicable, by a Rightside Entity.

ARTICLE III
ADJUSTMENT OF DEMAND MEDIA EQUITY AWARDS; ESTABLISHMENT OF RIGHTSIDE EQUITY PLANS

Section 3.1            Treatment of Outstanding Demand Media Options.

(a)           Demand Media Option Adjustments.

(i)            Vested Demand Media Options; Unvested Demand Media Options held by Demand Media Employees.  Subject to Sections 3.1(b), 3.3, 3.4, 3.5 and 3.6, (x) each Demand Media Option that remains outstanding and that is vested as of immediately prior to the Effective Time and (y) each Demand Media Option held by a Demand Media Employee that remains outstanding and unvested as of immediately prior to the Effective Time, in each case, shall be converted, as of immediately prior to the Effective Time, into both a Demand Media Option and a Rightside Option pursuant to the following adjustment mechanisms (and shall otherwise be subject to the same terms and conditions after the Effective Time as applicable to such Demand Media Option immediately prior to the Effective Time):

(A)          Subject to Section 3.1(a)(i)(C), if the exercise price applicable to such Demand Media Option is less than or equal to one hundred twenty percent (120%) of the Demand Media Stock Value, (x) a portion of the Demand Media Option determined by multiplying the number of shares subject to the Demand Media Option immediately prior to the Effective Time and prior to the Reverse Stock Split by the Rightside Allocation

Factor (such product, rounded down to the nearest ten-thousandth share, the “Rightside Option Component”) shall be adjusted into a Rightside Option, and (y) a portion of the Demand Media Option determined by multiplying the number of shares subject to the Demand Media Option immediately prior to the Effective Time and prior to the Reverse Stock Split by the Demand Media Allocation Factor (such product, rounded down to the nearest ten-thousandth share, the “Demand Media Option Component”) shall be adjusted into a Demand Media Option as follows (and each adjusted Demand Media Option shall be subject to further adjustment in accordance with the applicable Demand Media Equity Plan as a result of the Reverse Stock Split):

(1)           Shares Subject to New Rightside Option. The number of shares of Rightside Common Stock subject to the new Rightside Option shall be equal to the product obtained by multiplying (x) the Rightside Option Component, times (y) the Rightside Ratio, and rounding down to the nearest whole share.

(2)           Exercise Price of New Rightside Option. The per share exercise price of the new Rightside Option shall be equal to the quotient obtained by dividing (x) the per share exercise price of the Demand Media Option immediately prior to the Effective Time and prior to the Reverse Stock Split, by (y) the Rightside Ratio, and rounding such quotient up to the nearest whole cent.

(3)           Shares Subject to Post-Distribution Demand Media Option.  The number of shares of Demand Media Common Stock subject to the post-Distribution Demand Media Option shall be equal to the product obtained by multiplying (x) the Demand Media Option Component, times (y) the Demand Media Ratio, and rounding down to the nearest whole share.

(4)           Exercise Price of Post-Distribution Demand Media Option. The per share exercise price of the post-Distribution Demand Media Option shall be equal to the quotient obtained by dividing (x) the per share exercise price of the pre-Distribution Demand Media Option immediately prior to the Effective Time and prior to the Reverse Stock Split, by (y) the Demand Media Ratio, and rounding such quotient up to the nearest whole cent.

(B)          Subject to Section 3.1(a)(i)(C), if the exercise price applicable to such Demand Media Option exceeds one hundred twenty percent (120%) of the Demand Media Stock Value, (i) first, the per share exercise price of the Demand Media Option shall be reduced to an amount equal to 120% of the Demand Media Stock Value (rounded up to the nearest whole cent) (the “Adjusted Exercise Price”) and the number of shares of Demand Media Common Stock subject to the Demand Media Option immediately prior to the Effective Time and prior to the Reverse Stock Split shall be reduced to a number of shares (rounded down to the nearest whole share) such that, when considered with the Adjusted Exercise Price, the Option Value of the Demand Media Option immediately prior to the adjustments contemplated by this Section 3.1(a)(i)(B) is approximately equivalent to the Option Value of the Demand Media Option immediately following the adjustments contemplated by this Section 3.1(a)(i)(B), as determined by Demand Media in its sole discretion (the “Adjusted Share Number”), and (ii) second, (x) a portion of the Demand Media Option determined by multiplying the applicable Adjusted Share Number by the Rightside Allocation Factor (such product, rounded down to the nearest ten-thousandth share, the “Adjusted Rightside Option Component”) shall be adjusted into a Rightside Option, and (y) a portion of the Demand Media Option determined by multiplying the applicable Adjusted Share Number by the Demand Media Allocation Factor (such product, rounded down to the nearest ten-thousandth share, the “Adjusted Demand Media Option Component”) shall be adjusted into a Demand Media Option as follows (and each adjusted Demand Media Option shall be subject to further adjustment in accordance with the applicable Demand Media Equity Plan as a result of the Reverse Stock Split):

(1)           Shares Subject to New Rightside Option. The number of shares of Rightside Common Stock subject to the new Rightside Option shall be equal to the product obtained by multiplying (x) the Adjusted Rightside Option Component, times (y) the Rightside Ratio, and rounding down to the nearest whole share.

(2)           Exercise Price of New Rightside Option. The per share exercise price of the new Rightside Option shall be equal to the quotient obtained by dividing (x) the Adjusted Exercise Price for the Demand Media Option, by (y) the Rightside Ratio, and rounding such quotient up to the nearest whole cent.

(3)           Shares Subject to Post-Distribution Demand Media Option.  The number of shares of Demand Media Common Stock subject to the post-Distribution Demand Media Option shall be equal to the product obtained by multiplying (x) the Adjusted Demand Media Option Component, times (y) the Demand Media Ratio, and rounding down to the nearest whole share.

(4)           Exercise Price of Post-Distribution Demand Media Option. The per share exercise price of the post-Distribution Demand Media Option shall be equal to the quotient obtained by dividing (x) the Adjusted Exercise Price for the Demand Media Option, by (y) the Demand Media Ratio, and rounding such quotient up to the nearest whole cent.

(C)          Notwithstanding anything to the contrary contained in the foregoing, each Demand Media Option that, immediately prior to the Effective Time, remains outstanding and is held by any individual who is either a Former Demand Media Employee or a Former Rightside Employee, shall be adjusted, as of immediately prior to the Effective Time, solely into a Demand Media Option pursuant to the following adjustment mechanisms (and each adjusted Demand Media Option shall be subject to further adjustment in accordance with the applicable Demand Media Equity Plan as a result of the Reverse Stock Split):

(1)           If the exercise price applicable to such Demand Media Option is less than or equal to one hundred twenty percent (120%) of the

Demand Media Stock Value, the Demand Media Option shall be adjusted as follows:

(x)           Shares Subject to Post-Distribution Demand Media Option. The number of shares of Demand Media Common Stock subject to the post-Distribution Demand Media Option shall be equal to the product obtained by multiplying (I) the number of shares of Demand Media Common Stock subject to the Demand Media Option immediately prior to the Effective Time and prior to the Reverse Stock Split, times (II) the Demand Media Ratio, and rounding such product down to the nearest whole share.

(y)           Exercise Price of Post-Distribution Demand Media Option. The per share exercise price of the post-Distribution Demand Media Option shall be equal to the quotient obtained by dividing (I) the per share exercise price of the Demand Media Option immediately prior to the Effective Time and prior to the Reverse Stock Split, by (II) the Demand Media Ratio, and rounding such quotient up to the nearest whole cent.

(2)           If the exercise price applicable to such Demand Media Option exceeds one hundred twenty percent (120%) of the Demand Media Stock Value, the Demand Media Option shall be adjusted as follows:

(x)           Adjustment of Demand Media Option. The per share exercise price of the Demand Media Option shall be reduced to the Adjusted Exercise Price and the number of shares of Demand Media Common Stock subject to the Demand Media Option (immediately prior to the Effective Time and prior to the Reverse Stock Split) shall be reduced to the Adjusted Share Number for such Demand Media Option.

(y)           Shares Subject to Post-Distribution Demand Media Option. The number of shares of Demand Media Common Stock subject to the post-Distribution Demand Media Option shall be equal to the product obtained by multiplying (I) the applicable Adjusted Share Number for the Demand Media Option, times (II) the Demand Media Ratio, and rounding such product down to the nearest whole share.

(z)           Exercise Price of Post-Distribution Demand Media Option. The per share exercise price of the post-Distribution Demand Media Option shall be equal to the quotient obtained by dividing (I) the Adjusted Exercise Price for the Demand Media Option, by (II) the Demand Media Ratio, and rounding such quotient up to the nearest whole cent.

(ii)           Unvested Demand Media Options Held by Rightside Employees.  Subject to Sections 3.1(a)(i)(C), 3.1(b), 3.3, 3.4, 3.5 and 3.6, each Demand Media Option held by a Rightside Employee that remains outstanding and unvested as of immediately prior to the Effective Time shall be converted, as of immediately prior to the Effective Time, into a Rightside

Option, pursuant to the following adjustment mechanisms (and shall otherwise be subject to the same terms and conditions after the Effective Time as the terms and conditions applicable to such Demand Media Option immediately prior to the Effective Time).

(A)          If the exercise price applicable to such Demand Media Option is less than or equal to one hundred twenty percent (120%) of the Demand Media Stock Value, the Demand Media Option shall be adjusted as follows:

(1)           Shares Subject to New Rightside Option. The number of shares of Rightside Common Stock subject to the new Rightside Option shall be equal to the product obtained by multiplying (x) the number of shares of Demand Media Common Stock subject to the Demand Media Option immediately prior to the Effective Time and prior to the Reverse Stock Split, times (y) the Rightside Ratio, and rounding such product down to the nearest whole share.

(2)           Exercise Price of New Rightside Option. The per share exercise price of the new Rightside Option shall be equal to the quotient obtained by dividing (x) the per share exercise price of the Demand Media Option immediately prior to the Effective Time and prior to the Reverse Stock Split, by (y) the Rightside Ratio, and rounding such quotient up to the nearest whole cent.

(B)          If the exercise price applicable to such Demand Media Option exceeds one hundred twenty percent (120%) of the Demand Media Stock Value, the Demand Media Option shall be adjusted as follows:

(1)           Adjustment of Demand Media Option. The per share exercise price of the Demand Media Option shall be reduced to the Adjusted Exercise Price and the number of shares of Demand Media Common Stock subject to the Demand Media Option (immediately prior to the Effective Time and prior to the Reverse Stock Split) shall be reduced to the Adjusted Share Number for such Demand Media Option.

(2)           Shares Subject to New Rightside Option. The number of shares of Rightside Common Stock subject to the new Rightside Option shall be equal to the product obtained by multiplying (x) the applicable Adjusted Share Number for the Demand Media Option, times (y) the Rightside Ratio, and rounding such product down to the nearest whole share.

(3)           Exercise Price of New Rightside Option. The per share exercise price of the new Rightside Option shall be equal to the quotient obtained by dividing (x) the Adjusted Exercise Price for the Demand Media Option, by (y) the Rightside Ratio, and rounding such quotient up to the nearest whole cent.

(b)           The adjustments to the Demand Media Options contemplated by this Agreement, including without limitation, adjustments to the exercise price of Demand Media Options, to the number of shares subject to Demand Media Options and with respect to conversions into Rightside Options, are all intended to comply in all respects with the requirements of Sections 409A and 424 of the Code, in each case, to the extent applicable, and all such provisions shall be interpreted and implemented in accordance with the foregoing.

Section 3.2            Treatment of Outstanding Demand Media RSUs.

(a)           Demand Media RSU Awards Held by Demand Media Employees.

(i)            Subject to Sections 3.3, 3.4, 3.5 and 3.6 (and, with respect to post-Distribution Demand Media RSUs, subject to further adjustment in accordance with the applicable Demand Media Equity Plan as a result of the Reverse Stock Split), each Demand Media RSU Award held by a Demand Media Employee that (A) was granted prior to March 1, 2014 and (B) is outstanding as of immediately prior to the Effective Time, shall be converted, as of immediately prior to the Effective Time, into both: (1) a Demand Media RSU Award that (x) covers a number of post-Distribution shares of Demand Media Common Stock determined by multiplying (I) the number of shares of Demand Media Common Stock covered by the Demand Media RSU Award immediately prior to the Effective Time and prior to the Reverse Stock Split, times (II) the Demand Media Allocation Factor, times (III) the Demand Media Ratio, and (y) is subject to the same terms and conditions after the Effective Time as applied immediately prior to the Effective Time, and (2) a Rightside RSU Award (x) that covers a number of shares of Rightside Common Stock equal to the product obtained by multiplying (I) the number of shares of Demand Media Common Stock covered by the Demand RSU Award immediately prior to the Effective Time and prior to the Reverse Stock Split, times (II) the Rightside Allocation Factor, times (III) the Rightside Ratio, and (y) that is otherwise subject to the same terms and conditions after the Effective Time as applied to such Demand Media RSU Award immediately prior to the Effective Time.

(ii)           Subject to Sections 3.3, 3.5 and 3.6 (and subject to further adjustment in accordance with the applicable Demand Media Equity Plan as a result of the Reverse Stock Split), each Demand Media RSU Award held by a Demand Media Employee that (A) was granted on or after March 1, 2014 and (B) is outstanding as of immediately prior to the Effective Time, shall be adjusted, as of immediately prior to the Effective Time, into a Demand Media RSU Award: (1) that covers a number of post-Distribution shares of Demand Media Common Stock equal to the product obtained by multiplying (x) the number of shares of Demand Media Common Stock covered by the Demand RSU Award immediately prior to the Effective Time and prior to the Reverse Stock Split, times (y) the Demand Media Ratio (rounding such product down to the nearest whole share), and (2) is otherwise subject to the same terms and conditions after the Effective Time as applied to such Demand Media RSU Award immediately prior to the Effective Time.

(b)           Demand Media RSU Awards Held by Rightside Employees.  Subject to Sections 3.3, 3.4, 3.5 and 3.6, each Demand Media RSU Award held by a Rightside Employee that is outstanding as of immediately prior to the Effective Time shall be converted, as of immediately prior to the Effective Time, into a Rightside RSU Award: (A) that covers a number of shares of Rightside Common Stock equal to the product obtained by multiplying (x) the number of shares of Demand Media Common Stock covered by the Demand RSU Award immediately prior to the Effective Time and prior to the Reverse Stock Split, times (y) the Rightside Ratio (rounding such product down to the nearest whole share), and (B) is otherwise subject to the same terms and conditions after the Effective Time as applied to such Demand Media RSU Award immediately prior to the Effective Time.

Section 3.3            Miscellaneous Terms.  The Distribution shall not, in and of itself, constitute a termination of employment or service for any Demand Media Employee or any Rightside Employee for purposes of any Demand Media Option, Demand Media RSU, Rightside Option or Rightside RSU, as applicable, held by such individual.  With respect to awards adjusted or granted in accordance with this Article III, (a) employment with or service to Demand Media and/or its Affiliates shall be treated as employment with or service to, as applicable, Rightside with respect to Rightside Options and Rightside RSUs held by Demand Media Employees and (b) employment with or service to Rightside and/or its Affiliates shall be treated as employment with or service to, as applicable, Demand Media with respect to Demand Media Options held by Rightside Employees.

Section 3.4            Adjustment of Certain Accelerated Vesting Provisions.

(a)           Notwithstanding the foregoing, with respect to any (i) unvested Rightside Options granted to a Demand Media Employee in accordance with Section 3.1(a)(i) and (ii) any Rightside RSU Awards granted to a Demand Media Employee in accordance with Section 3.2(a)(i) (the “Demand Media Employee Rightside RSU Awards”), in each case, if the original Demand Media Option or Demand Media RSU, as applicable (that was partially adjusted into the Rightside Option or Rightside RSU Award, as applicable), was subject, as of immediately prior to the Distribution, to accelerated vesting provisions (x) by reference to a termination of employment or service with Demand Media and/or (y) in connection with a “Change in Control” (as defined in the applicable award agreement and/or Demand Media Equity Plan) of Demand Media, then the Rightside Option or Rightside RSU Award, as applicable, also shall be subject to such same acceleration provisions upon the Demand Media Employee’s termination of employment or service with the relevant Demand Media Entity(ies) and/or in connection with a Change in Control of Demand Media.  In addition, any Demand Media Employee Rightside RSU Award that is outstanding immediately prior to a Rightside Change in Control (as defined in the Rightside Equity Plan) shall either (I) accelerate and vest in full immediately prior to such Rightside Change in Control and be settled in Rightside Common Stock immediately prior to such Rightside Change in Control, or (II) receive payment in cash or cash equivalents on the applicable post-closing vesting date(s) equal to the value of the consideration to which the shares of Rightside Common Stock underlying such Rightside RSU Award would have been entitled had such shares been outstanding at the time of the Rightside Change in Control, subject to payment of any deferred transaction consideration on the same terms and conditions payable to Rightside Common Stock holders generally under the applicable transaction documents (and in no event later than five years after the consummation of such transaction), and further subject, in the case of payments on the applicable post-closing vesting date(s), to the holder’s continued employment or service with a member of the Demand Media Group through the applicable vesting date; provided, however, that if Rightside restricted stock unit awards will generally vest on an accelerated basis in connection with such Rightside

Change in Control, then each then-outstanding Demand Media Employee Rightside RSU Award shall also accelerate in the same proportion in accordance with subsection (I); provided, further, that in no event shall subsection (II) supersede any applicable accelerated vesting provisions with respect to such Demand Media Employee Rightside RSU Award.

(b)           Further notwithstanding the foregoing, with respect to any (i) unvested Rightside Options granted to a Rightside Employee in accordance with Section 3.1(a)(ii) and (ii) any Rightside RSU Awards granted to a Rightside Employee in accordance with Section 3.2(b), in each case, if the original Demand Media Option or Demand Media RSU Award, as applicable (that was partially adjusted into the Rightside Option or Rightside RSU Award, as applicable), was subject, as of immediately prior to the Distribution, to accelerated vesting provisions (x) by reference to a termination of employment or service with Demand Media and/or (y) in connection with a “Change in Control” (as defined in the applicable award agreement and/or Demand Media Equity Plan) of Demand Media, then the Rightside Option or Rightside RSU Award, as applicable, also shall be subject to such same acceleration provisions upon the Rightside Employee’s termination of employment or service with the relevant Rightside entity(ies) and/or in connection with a change in control of Rightside.

Section 3.5            Waiting Period for Exercisability of Demand Media Options and Settlement of Demand Media RSUs.  Demand Media may determine, in its sole discretion, that, for reasons of administrative convenience, Demand Media Options shall not be exercisable, and that Demand Media RSUs shall not be settled, in each case during a period beginning on a date prior to the Effective Date determined by Demand Media in its sole discretion, and continuing until reasonably practicable after the Effective Time.

Section 3.6            No Accelerated Vesting. The Parties hereto acknowledge and agree that in no event shall the vesting of any Demand Media Options, Rightside Options, Demand Media RSUs and/or Rightside RSUs, in any case, accelerate solely by reason of the transactions or events contemplated by the Separation Agreement, this Agreement or any Ancillary Agreement.

Section 3.7            Tax Deduction. The Parties acknowledge and agree that each of the applicable tax deductions for which they may be eligible for federal income tax purposes with regard to the Demand Media Options, Rightside Options, Demand Media RSUs and Rightside RSUs, in any case, shall be determined in accordance with Revenue Ruling 2002-1.

Section 3.8            Adoption and Approval of Rightside Equity Plans. Prior to the Effective Time, Demand Media shall cause Rightside to adopt the Rightside 2014 Incentive Award Plan (the “Rightside Equity Plan”) and the Rightside 2014 Employee Stock Purchase Plan (the “Rightside ESPP”).  In addition, prior to the Effective Time, Demand Media shall approve the Rightside ESPP and the Rightside Equity Plan as the sole stockholder of Rightside.

Section 3.9            Cooperation. Each of the Parties shall establish an appropriate administration system in order to handle in an orderly manner exercises of Demand Media Options and Rightside Options and the settlement of Demand Media RSUs and Rightside RSUs. The Parties shall work together to unify and consolidate all indicative data and payroll and employment information on regular timetables and make certain that each applicable entity’s data and records in respect of such awards are correct and updated on a timely basis. The foregoing shall include employment status and information required for tax withholding/remittance and reporting, compliance with trading windows and compliance with the requirements of the Exchange Act and other applicable Laws.  Such administration system shall be set forth Schedule 1 hereto, which may be amended from time to time.

Section 3.10          SEC Registration. Rightside agrees that it shall use reasonable efforts to maintain on a continuous basis an effective registration statement(s) under the Securities Act (and maintain the prospectus(es) contained therein for its/their intended use) with respect to the shares of Rightside Common Stock authorized for issuance under the Rightside Equity Plan and the Rightside ESPP. Demand Media agrees that, following the Distribution Date, it shall use reasonable efforts to continue to maintain a Form S-8 Registration Statement (and maintain the prospectus(es) contained therein for its/their intended use) with respect to and cause to be registered pursuant to the Securities Act, the shares of Demand Media Common Stock authorized for issuance under the Demand Media Equity Plans as required pursuant to the Securities Act and any applicable rules or regulations thereunder.

ARTICLE IV
TAX-QUALIFIED DEFINED CONTRIBUTION PLAN

Section 4.1            Demand Media 401(k) Plan; Rightside 401(k) Plan.  The Parties acknowledge and agree that, as of the Distribution Date, (a) Rightside or another member of the Rightside Group has established a defined contribution plan and trust solely for the benefit of eligible Rightside Participants (the “Rightside 401(k) Plan”) and (b) Demand Media has caused the accounts (including promissory notes related to outstanding participant loans) in the Demand Media 401(k) Plan attributable to eligible Rightside Participants and their beneficiaries and alternate payees, if any, and all of the assets in the Demand Media 401(k) Plan related thereto to be transferred to the Rightside 401(k) Plan, and Rightside has caused the Rightside 401(k) Plan to accept such transfer of accounts, promissory notes and underlying assets.  Rightside shall be responsible for taking all necessary, reasonable and appropriate action to maintain and administer the Rightside 401(k) Plan so that it is qualified under Section 401(a) of the Code and the related trust thereunder is exempt under Section 501(a) of the Code. Rightside (acting directly or through any member(s) of the Rightside Group) shall be responsible for any and all Liabilities and other obligations with respect to the Rightside 401(k) Plan.

Section 4.2            Regulatory Filings.  In connection with the transfer of assets and Liabilities from the Demand Media 401(k) Plan to the Rightside 401(k) Plan contemplated in this Article IV, Demand Media and Rightside (each acting directly or through any member(s) of the Demand Media Group or Rightside Group, as applicable) shall cooperate in making any and all appropriate filings required by the IRS, or required under the Code, ERISA or any applicable regulations, and shall take all such action as may be necessary and appropriate to cause such plan-to-plan transfer to take place as soon as practicable after the establishment of the Rightside 401(k) Plan; provided, however, that Rightside shall be solely responsible for complying with any requirements and applying for any IRS determination letters with respect to the Rightside 401(k) Plan.

ARTICLE V
HEALTH AND WELFARE PLANS; WORKERS’ COMPENSATION

Section 5.1            Rightside Health and Welfare Plans. As of the Distribution Date, Rightside or one or more Rightside Subsidiaries maintains each of the health and welfare plans set forth on Exhibit G hereto (the “Rightside Health and Welfare Plans”) for the benefit of eligible employees of the Rightside Entities and their dependents and beneficiaries, each of which shall remain in effect immediately following the Distribution.  In addition, as of the Distribution Date, Demand Media or one or more Demand Media Subsidiaries maintains each of the health and welfare plans set forth on Exhibit B hereto.

Section 5.2            Cafeteria Plan. As soon as practicable following the Distribution Date and if and to the extent not effected prior to the Distribution Date, Demand Media (acting directly or through any other Demand Media Entity) shall, in accordance with Revenue Ruling 2002-32, cause the portion of the Demand Media Cafeteria Plan applicable to the Rightside Participants to be segregated into a separate component and the account balances in such component to be transferred to the Rightside Cafeteria Plan, which will include any health flexible spending account and dependent care plan. The Rightside Cafeteria Plan shall reimburse Demand Media or the Demand Media Cafeteria Plan to the extent amounts were paid by the Demand Media Cafeteria Plan and not collected from the Rightside Participant and such amounts are subsequently collected by the Rightside Cafeteria Plan with respect to such Rightside Participant.

Section 5.3            COBRA and HIPAA.

(a)           Rightside (acting directly or through any other Rightside Entity) and the Rightside Health and Welfare Plans shall be solely responsible for compliance with the health care continuation coverage requirements of COBRA with respect to all Rightside Participants (and their respective dependents and beneficiaries), in each case, who experience a COBRA qualifying event on or after the first date on which such individual qualifies as a Rightside Participant.  Demand Media (acting directly or through any other Demand Media Entity) and the Demand Media Health and Welfare Plans shall be solely responsible for compliance with the health care continuation coverage requirements of COBRA with respect to each individual who is a Demand Media Participant (or a dependent or beneficiary thereof) at the time such individual experiences a COBRA qualifying event. Neither the consummation of the Distribution, any transfer of employment contemplated hereby, or any related transactions or events contemplated by the Separation Agreement, this Agreement or any Ancillary Agreement shall constitute a COBRA qualifying event for purposes of COBRA with respect to any Demand Media Participant or any Rightside Participant (or any dependent or beneficiary thereof).

(b)           Rightside (acting directly or through any other Rightside Entity) shall be responsible for compliance with any certificate of creditable coverage of other applicable requirements of HIPAA or Medicare applicable to the Rightside Health and Welfare Plans with respect to Rightside Participants.  Demand Media (acting directly or through any other Demand Media Entity) shall be responsible for compliance with any certificate of creditable coverage of other applicable requirements of HIPAA or Medicare applicable to the Demand Media Health and Welfare Plans with respect to Demand Media Participants.

Section 5.4            Demand Media to Provide Information. To the extent permitted by Law, Demand Media or the relevant Demand Media Welfare Plan shall provide to Rightside or the relevant Rightside Health and Welfare Plan (to the extent that relevant information is in Demand Media’s possession) such data as may be necessary for Rightside to comply with its obligations hereunder, which may include the names of Rightside Participants who were participants in or otherwise entitled to benefits under the Demand Media Health and Welfare Plans prior to the Distribution, together with each such individual’s service credit under such plans, information concerning each such individual’s current plan-year expenses incurred towards deductibles, out-of-pocket limits and co-payments, maximum benefit payments, and any benefit usage towards plan limits thereunder. Demand Media shall, as soon as practicable after requested, provide Rightside with such additional information that is in Demand Media’s possession (and not already in the possession of a Rightside Entity) as may be reasonably requested by Rightside and necessary to administer effectively any Rightside Health and Welfare Plan. Demand Media and each Rightside Entity shall enter into such other agreements as are necessary to comply with this Section 5.4, including but not limited to any agreements required by HIPAA.

Section 5.5            Liabilities.

(a)           Insured Benefits. With respect to employee welfare and fringe benefits that are provided through the purchase of insurance, Demand Media shall, with respect to Rightside Participants who participated in such Demand Media Health and Welfare Plans, cause the Demand Media Health and Welfare Plans to, through such insurance policies, pay and discharge all eligible claims of Rightside Participants that are incurred prior to the termination of such Rightside Participants’ participation in the applicable Demand Media Health and Welfare Plan, and Rightside shall cause the Rightside Health and Welfare Plans to, through such insurance policies, pay and discharge all eligible claims of Rightside Participants that are incurred on or after enrollment of such Rightside Participants in the Rightside Health and Welfare Plans (it being understood that neither Demand Media Health and Welfare Plans nor Rightside Health and Welfare Plans shall be responsible for any claims that arise following the claimant’s termination of participation in the applicable Demand Media Health and Welfare Plan if the claimant does not validly enroll in an applicable Rightside Health and Welfare Plan).

(b)           Self-Insured Benefits. With respect to employee welfare and fringe benefits that are provided on a self-insured basis (i.e., the Executive Medical Reimbursement Plan, or the “EMRP”), (i) except as provided in this Agreement, Demand Media (acting directly or through one or more Demand Media Entities) shall fully perform, pay and discharge, under the Demand Media Health and Welfare Plans, all eligible claims of Rightside Participants who participated in Demand Media Health and Welfare Plans that are incurred prior to termination of such Rightside Participant’s participation in the applicable Demand Media Health and Welfare Plan, and (ii) Rightside (acting directly or through one or more Rightside Entities) shall fully perform, pay and discharge, under the Rightside Health and Welfare Plans, all eligible claims of Rightside Participants (and their dependents) that are incurred on or after the date on which the Rightside Participant becomes covered under the applicable Rightside Health and Welfare Plan (it being understood that neither Demand Media Health and Welfare Plans nor Rightside Health and Welfare Plans shall be responsible for any claims that arise following the claimant’s termination of participation in the applicable Demand Media Health and Welfare Plan if the claimant does not validly enroll in an applicable Rightside Health and Welfare Plan).

(c)           Short-Term and Long-Term Disability Benefits. For the avoidance of doubt, with respect to any Rightside Employee who becomes entitled to receive long-term or short-term disability benefits prior to the Distribution Date, such Rightside Employee shall be transferred to, and shall receive any long-term or short-term disability benefits to which such Rightside Employee is entitled under, the Rightside Health and Welfare Plans as of the Distribution Date in accordance with the terms of such plans.

(d)           Incurred Claim Definition. For purposes of this Article V, a claim or Liability shall generally be deemed to be incurred (i) with respect to medical, dental, vision, prescription drug and/or EMRP benefits, on the date that the health services giving rise to such claim or Liability are rendered or performed and not when such claim is made; provided, however that with respect to a period of continuous hospitalization, a claim is incurred upon the first date of such hospitalization and not on the date that such services are performed and (ii) with respect to life insurance, accidental death and dismemberment and business travel accident insurance, upon the occurrence of the event giving rise to such claim or Liability.

(e)           Accrued Paid-Time-Off. Following the Distribution Date, (i) Rightside shall (directly or through another Rightside Entity) recognize and honor the Accrued PTO credited to each Rightside Employee by such individual’s employer immediately prior to the Effective Time and (ii) Demand Media shall (directly or through another Demand Media Entity) recognize and honor the Accrued PTO credited to each Demand Media Employee by such individual’s employer immediately prior to the Effective Time. Notwithstanding the foregoing, (x) all Accrued PTO shall be used in accordance with the terms and conditions of the post-Distribution employer’s applicable policies and programs, to the extent permissible by law, and (y) any paid-time-off accruals in respect of post-Distribution services (if any) shall be made in accordance with the terms and conditions of the post-Distribution employer’s applicable policies and programs (except to the extent otherwise provided in an applicable Demand Media Individual Agreement or Rightside Individual Agreement).

Section 5.6            Workers’ Compensation Liabilities. All workers’ compensation Liabilities relating to, arising out of, or resulting from any claim by a Demand Media Employee or Former Demand Media Employee that results from an accident occurring, or from an occupational disease which becomes manifest (collectively, “Workers’ Comp Liabilities”) before, on or after the Distribution Date, shall be retained by and be obligations of Demand Media or its insurers. All Workers’ Comp Liabilities relating to, arising out of, or resulting from any claim by a Rightside Employee or Former Rightside Employee that arises or manifests prior to the date on which such Rightside Employee or Former Rightside Employee was covered by an applicable workers’ compensation insurance program maintained by a Rightside Entity shall be obligations of Demand Media and its insurers.  All Workers’ Comp Liabilities relating to, arising out of, or resulting from any claim by a Rightside Employee or Former Rightside Employee that arises or manifests on or after the date on which such Rightside Employee or Former Rightside Employee was covered under a workers’ compensation insurance program maintained by a Rightside Entity shall be obligations of Rightside and its insurers.  For purposes of this Agreement, a compensable injury giving rise to a Workers’ Comp Liability shall be deemed to be sustained upon the occurrence of the event giving rise to eligibility for workers’ compensation benefits or at the time that an occupational disease becomes manifest, as the case may be. Each Demand Media Entity and each Rightside Entity shall cooperate with respect to any notification to appropriate Governmental Authorities of the effective time and the issuance of new, or the transfer of existing, workers’ compensation insurance policies and claims handling contracts.

ARTICLE VI

NON-U.S. BENEFIT PLANS

Section 6.1            Canadian Health and Welfare Plans; Workers’ Compensation. As of the Distribution Date, Rightside or one or more members of the Rightside Group maintains each of the Canadian Health and Welfare Plans set forth on Exhibit H hereto (the “Rightside Canadian Health and Welfare Plans”).  Sections 5.1, 5.4, 5.5(a), (b), (d) and (e), and 5.6 apply to the Rightside Canadian Health and Welfare Plans.

Section 6.2            Australian Health and Welfare Plans; Workers’ Compensation. As of the Distribution Date, Rightside or one or more members of the Rightside Group maintains each of the Australian Health and Welfare Plans set forth on Exhibit I hereto (the “Rightside Australian Health and Welfare Plans”).  Sections 5.1, 5.4, 5.5(a), (b), (d) and (e), and 5.6 apply to the Rightside Australian Health and Welfare Plans.

Section 6.3            Irish Health and Welfare Plans; Workers’ Compensation. As of the Distribution Date, Rightside or one or more members of the Rightside Group maintains each of the Irish Health and Welfare Plans set forth on Exhibit J hereto (the “Rightside Irish Health and Welfare Plans”).  Sections 5.1, 5.4, 5.5(a), (b), (d) and (e), and 5.6 apply to the Rightside Irish Health and Welfare Plans.

ARTICLE VII

INCENTIVE COMPENSATION

Section 7.1            Rightside Cash Incentive Plans and Liabilities. Exhibit K hereto and certain Individual Agreements set forth each cash incentive, commission and similar cash plan or program maintained by Demand Media in which one or more Rightside Employees are eligible to participate as of immediately prior to the Effective Date (excluding, for the avoidance of doubt, any such plans maintained by Rightside and/or its subsidiaries that are not Demand Media Benefit Plans) (the “Demand Media Cash Incentive Plans”). Effective as of no later than the Distribution Date, (a) Rightside shall (directly or through one or more Rightside Entities), adopt and maintain, for the remainder of the calendar year in which the Distribution Date occurs, plans and programs that are substantially similar to the Demand Media Cash Incentive Plans and which provide each Rightside Employee with opportunities to earn cash incentives and/or commissions, as applicable for such Rightside Employee, that are substantially similar to those applicable to such Rightside Employee immediately prior to the Effective Time (provided that the applicable performance criteria shall be established or adjusted in the discretion of the Rightside Board of Directors or the Compensation Committee thereof), and (b) Rightside shall assume or retain, as applicable, responsibility for any and all payments, obligations and other Liabilities relating to any amounts that any Rightside Employee has either earned (if not payable by its terms prior to the Distribution Date) or become eligible to earn, in either case, as of the Distribution Date under any Demand Media Cash Incentive Plan(s), and shall fully perform, pay and discharge the foregoing if and when such payments, obligations and and/or other Liabilities become due. Demand Media shall have no Liability for any payments, obligations or other Liabilities relating to any Rightside Employee with respect to any Demand Media Cash Incentive Plan after the Distribution Date.

Section 7.2            Demand Media Retention of Cash Incentive Liabilities. From and after the Distribution Date, the Demand Media Entities shall be solely liable for, and no Rightside Entity shall have any obligation or Liability with respect to, any and all payments, obligations and other Liabilities relating to any awards that any Demand Media Employee has earned or is eligible to earn under the Demand Media Cash Incentive Plans and shall fully perform, pay and discharge the foregoing if and when such payments, obligations and and/or other Liabilities become due.

ARTICLE VIII

PAYROLL REPORTING AND WITHHOLDING

Section 8.1            Form W-2 Reporting.

(a)           Payroll. With respect to Rightside Employees, the Parties shall adopt the “standard procedure” for preparing and filing IRS Forms W-2 (Wage and Tax Statements), as described in Revenue Procedure 2004-53 (“Rev. Proc. 2004-53”).

(b)           Form 941. Each Party shall be responsible for filing IRS Forms 941 for its respective employees.

Section 8.2            Forms W-4 and W-5. With respect to Rightside Employees, the Parties shall adopt the “standard procedure” of Rev. Proc. 2004-53 for purposes of filing IRS Forms W-4 (Employee’s Withholding Allowance Certificate) and W-5 (Earned Income Credit Advance Payment Certificate).

Section 8.3            Garnishments, Tax Levies, Child Support Orders, and Wage Assignments. With respect to garnishments, tax levies, child support orders, and wage assignments in effect with Demand Media (or any other Demand Media Entity) as of the Distribution Date for any Rightside Employees or Former Rightside Employees, Rightside (and any other employing Rightside Entity), as appropriate, shall honor such payroll deduction authorizations and shall continue to make payroll deductions and payments to the authorized payee, as specified by the court or governmental order which was on file with Demand Media as of immediately prior to the Distribution Date. Demand Media shall, as soon as practicable after the Distribution Date, provide Rightside (and any other employing Rightside Entity), as appropriate, with such information in Demand Media’s possession (and not already in the possession of a Rightside Entity) as may be reasonably requested by the Rightside Entities and necessary for the Rightside Entities to make the payroll deductions and payments to the authorized payee as required by this Section 8.3.

Section 8.4            Authorizations for Payroll Deductions. Unless otherwise prohibited by a Benefit Plan or by this Agreement or an Ancillary Agreement, Rightside and the other Rightside Entities, as appropriate, shall honor payroll deduction authorizations attributable to any Rightside Employee that are in effect with any Demand Media Entity on the Distribution Date relating to such Rightside Employee, and shall not require that such Rightside Employee submit a new authorization to the extent that the type of deduction by Rightside or any other Rightside Entity, as appropriate, does not differ from that made by the Demand Media Entity. Such deduction types include: pre-tax (in accordance with Section 125 of the Code) contributions to any Rightside Benefit Plan, including any voluntary benefit plan; political action committee contributions, scheduled loan repayments to any Rightside Benefit Plan; and direct deposit of payroll, employee relocation loans, and other types of authorized company receivables usually collectible through payroll deductions. Each Party shall, as soon as practicable after the Distribution Date, provide the other Party with such information in its possession as may be reasonably requested by the other Party and as necessary for that Party to honor the payroll deduction authorizations contemplated by this Section 8.4.

ARTICLE IX
INDEMNIFICATION

Section 9.1            General Indemnification. Any claim for indemnification under this Agreement shall be governed by, and be subject to, the provisions of Article V of the Separation Agreement, which provisions are hereby incorporated by reference into this Agreement and any references to “Agreement” in such Article V as incorporated herein shall be deemed to be references to this Agreement.

ARTICLE X
GENERAL AND ADMINISTRATIVE

Section 10.1          Non-Solicitation. Each Party agrees that it shall not, and it shall cause its Affiliates (such Party and its Affiliates collectively, the “Hiring Party”) not to, prior to the first anniversary of the Distribution Date, knowingly, directly or indirectly, on their own behalf or in the service or on behalf of others, solicit, aid, induce or encourage any individual who is a current employee of the other Party or the other Party’s Affiliates to leave his or her employment and to work for such Hiring Party or others without the prior written consent of the other Party. The restrictions contained in this Section 10.1 shall not apply to (a) general solicitations not specifically directed to any employee of a Party or its Affiliates (including a search firm who has not been encouraged or advised to approach any such employee), or (b) any solicitation or hiring of an individual who is no longer employed by a Party or its Affiliates at the time of such solicitation or hiring.

Section 10.2          Sharing Of Information. To the extent permitted by applicable Law, each Party (acting directly or through its Affiliates) shall provide to the other Party and its agents and vendors such information as the other Party may reasonably request to enable the requesting Party to administer efficiently and accurately each of its Benefit Plans and to determine the scope of, as well as fulfill, its obligations under this Agreement. Such information shall, to the extent reasonably practicable, be provided in the format and at the times and places requested, but in no event shall the Party providing such information be obligated to incur any out-of-pocket expenses not reimbursed by the requesting Party or make such information available outside of its normal business hours and premises. Any information shared or exchanged pursuant to this Agreement shall be subject to the confidentiality requirements set forth in the Separation Agreement. The Parties also hereby agree to enter into any business associate agreements that may be required for the sharing of any information pursuant to this Agreement to comply with the requirements of HIPAA.

Section 10.3          Reasonable Efforts/Cooperation. Each Party shall use its commercially reasonable efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement, including adopting Benefit Plans and/or Benefit Plan amendments. Without limiting the generality of the foregoing, each of the Parties shall reasonably cooperate in all respects with regard to all matters relating to the transactions contemplated by this Agreement for which the other Party seeks a determination letter or private letter ruling from the IRS, an advisory opinion from the DOL or any other filing, consent or approval with respect to or by a Governmental Authority.

Section 10.4          Employer Rights.  Except as expressly provided for in Article V, nothing in this Agreement shall (a) prohibit any Rightside Entity from amending, modifying or terminating any Rightside Benefit Plan or Rightside Individual Agreement at any time, subject to the terms and conditions thereof, or (b) prohibit any Demand Media Entity from amending, modifying or terminating any Demand Media Benefit Plan or any Demand Media Individual Agreement at any time, subject to the terms and conditions thereof.  In addition, nothing in this Agreement shall be interpreted as an amendment or other modification of any Benefit Plan.

Section 10.5          Effect on Employment. Without limiting any other provision of this Agreement, none of the Distribution or any actions taken in furtherance of the Distribution, whether under the Separation Agreement, this Agreement, any Ancillary Agreement or otherwise, in any case, shall in and of itself cause any employee to be deemed to have incurred a termination of employment or service or, except as expressly provided in this Agreement, to entitle such individual to any payments or benefits under any Benefit Plan or otherwise. Furthermore, nothing in this Agreement is intended to or shall confer upon any Demand Media Employee, Demand Media Former Employee, Rightside Employee or Rightside Former Employee any right to continued employment or service, or any recall or similar rights to an individual on layoff or any type of approved leave.

Section 10.6          Consent Of Third Parties. If any provision of this Agreement is dependent on the consent of any third party and such consent is withheld, the Parties hereto shall use their reasonable best efforts to implement the applicable provisions of this Agreement to the fullest extent practicable. If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, the Parties hereto shall negotiate in good faith to implement the provision in a mutually satisfactory alternative manner.

Section 10.7          Access To Employees. Following the Distribution Date, Demand Media and Rightside shall, or shall cause the Demand Media Entities and the Rightside Entities, as applicable, to make available to each other those Demand Media Employees or Rightside Employees, as applicable, who may reasonably be needed by the other Party in order to defend or prosecute any legal or administrative action (other than a legal action between any Demand Media Entities on the one hand and any Rightside Entities on the other) to which any employee, director or Benefit Plan of the Demand Media Entities or Rightside Entities is a party and which relates to their respective Benefit Plans prior to the Distribution Date. The Party to whom an employee is made available in accordance with this Section 10.7 shall pay or reimburse the other Party for all reasonable expenses reimbursed by such other Party to such employee in connection therewith, including all reasonable travel, lodging, and meal expenses, but excluding any amount for such employee’s time spent in connection herewith.

Section 10.8          Beneficiary Designation/Release Of Information/Right To Reimbursement. Without limiting any other provision hereof, to the extent permitted by applicable Law and except as otherwise provided for in this Agreement, all beneficiary designations, authorizations for the release of information and rights to reimbursement made by or relating to Rightside Participants under Demand Media Benefit Plans and in effect immediately prior to the Effective Time shall be transferred to and be in full force and effect under the corresponding Rightside Benefit Plans until such beneficiary designations, authorizations or rights are replaced or revoked by, or no longer apply to, the relevant Rightside Participant.

Section 10.9          Audit Rights.  Each of Demand Media and Rightside, and their duly authorized representatives, shall have the right to conduct reasonable audits with respect to all information required to be provided to it by the other Party under this Agreement. The Party conducting the audit (the “Auditing Party”) may adopt reasonable procedures and guidelines for conducting audits and the selection of audit representatives under this Section 10.9.  The Auditing Party shall have the right to make copies of any records at its expense, subject to any restrictions imposed by applicable Laws and to any confidentiality provisions set forth in the Separation Agreement, which are incorporated by reference herein. The Party being audited shall provide the Auditing Party’s representatives with reasonable access during normal business hours to its operations, computer systems and paper and electronic files, and provide workspace to its representatives.  After any audit is completed, the Party being audited shall have the right to review a draft of the audit findings and to comment on those findings in writing within thirty (30) days after receiving such draft.

Section 10.10       Compliance.  As of the Distribution Date, Rightside (acting directly or through any Rightside Entity shall be solely responsible for compliance under the Employee Retirement Income Security Act of 1974 with respect to each Rightside Benefit Plan.

ARTICLE XI
MISCELLANEOUS

Section 11.1          Non-Occurrence of Distribution. Notwithstanding anything in this Agreement to the contrary, if the Separation Agreement is terminated prior to the Effective Time, all actions and events that are, under this Agreement, to be taken or occur effective prior to, as of or following the Distribution Date, or otherwise in connection with the Separation, shall not be taken or occur, except to the extent otherwise determined by Demand Media.

Section 11.2          Section 409A. Notwithstanding anything in this Agreement to the contrary, with respect to any compensation or benefits that may be subject to Section 409A of the Code and related Department of Treasury guidance thereunder, the Parties agree to negotiate in good faith regarding any treatment different from that otherwise provided herein to the extent necessary or appropriate to (a) exempt such compensation and benefits from Section 409A of the Code, (b) comply with the requirements of Section 409A of the Code, and/or (c) otherwise avoid the imposition of tax under Section 409A of the Code; provided, however, that this Section 11.2 does not create an obligation on the part of either Party to adopt any amendment, policy or procedure, to take any other action or to indemnify any Person for any failure to do any of the foregoing.

Section 11.3          Complete Agreement; Construction. This Agreement, including the Exhibits, the Separation Agreement, and the Ancillary Agreements, shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

Section 11.4          Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party.

Section 11.5          Survival of Agreements. Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Distribution Date.

Section 11.6          Notices. All notices and other communications hereunder shall be in writing, shall reference this Agreement and shall be hand delivered or mailed by registered or certified mail (return receipt requested) to the Parties at the following addresses (or at such other addresses for a Party as shall be specified by like notice) and will be deemed given on the date on which such notice is received.

To Demand Media:

Demand Media, Inc.
1655 26th Street
Santa Monica, CA 90404
Attention: Legal

Email: daniel.weinrot@demandmedia.com

Tel: (310) 394-6400

Fax: (310) 395-6249

To Rightside:

Rightside Group, Ltd.
5808 Lake Washington Blvd. NE, Suite 300
Kirkland, WA 98033
Attention: Legal

Email: rick@rightside.co

Tel: (425) 298-2550

Fax: (425) 293-2703

Section 11.7          Waivers. The failure of any Party to require strict performance by any other Party of any provision in this Agreement shall not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof.

Section 11.8          Amendments. Subject to the terms of Sections 11.12 and 11.14, this Agreement may not be modified or amended except by an agreement in writing signed by each of the Parties.

Section 11.9          Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void; provided, however, that either Party may assign this Agreement to a purchaser of all or substantially all of the properties and assets of such Party so long as such purchases expressly assumes, in a written instrument in form reasonably satisfactory to the non-assigning Party, the due and punctual performance or observance of every agreement and covenant of this Agreement on the part of the assigning Party to be performed or observed.

Section 11.10       Successors and Assigns. The provisions to this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 11.12       Termination. This Agreement may be terminated at any time prior to the Distribution by and in the sole discretion of Demand Media without the approval of Rightside or the stockholders of Demand Media.  In the event of such termination, no Party shall have any liability of any kind to any other Party or any other Person hereunder. After the Distribution, this Agreement may not be terminated except by an agreement in writing signed by each of the Parties.

Section 11.13       Performance. Each of Demand Media with respect to the Demand Media Entities and Rightside with respect to the Rightside Entities shall cause to be performed, and hereby guarantees the performance of, and all actions, agreements and obligations set forth in this Agreement by such Persons.

Section 11.14       No Third-Party Beneficiaries. Except as otherwise expressly provided in this Agreement, this Agreement is solely for the benefit of the Parties and their respective subsidiaries and affiliates and shall not be deemed to confer upon any other Person any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement. Without limiting the generality of the foregoing, in no event shall any Demand Media Employee, Demand Media Former Employee, Demand Media Participant, Rightside Employee, Rightside Former Employee or Rightside Participant (or any dependent, beneficiary or alternate payee of any of the foregoing) have any third-party rights under this Agreement.

Section 11.15       Title and Headings. Titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 11.16       Exhibits. The Exhibits hereto shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

Section 11.17       Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts made and to be performed in the state of Delaware.

Section 11.18       Dispute Resolution. Any controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity, termination or breach of this Agreement or otherwise arising out of, or in any way related to this Agreement or the transactions contemplated hereby (collectively, “Agreement Disputes”), shall be governed by, and be subject to, the provisions of Article VIII of the Separation Agreement, which provisions (and related defined terms) are hereby incorporated by reference into this Agreement, and any references to “Agreement” or “Agreement Disputes” contained therein shall be deemed to be references to this Agreement.

Section 11.19       Waiver of Jury Trial. The Parties hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement.

Section 11.20       Specific Performance. From and after the Distribution, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Parties agree that the Party to this Agreement who is or is to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative.  The Parties agree that, from and after the Distribution, the remedies at Law for any breach or threatened breach of this Agreement, including monetary damages, are inadequate compensation for any loss, that any defense in any action for specific performance that a remedy at Law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived.

Section 11.21       Severability.  In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.  The Parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

Demand Media, Inc.

By:	/S/ MEL TANG
Name: Mel Tang
Title: Chief Financial Officer

Rightside Group, Ltd.

By:	/S/ TARYN J. NAIDU
Name: Taryn J. Naidu
Title: Chief Executive Officer

EXHIBITS AND SCHEDULES